Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
Clinical Data Announces Third Quarter Fiscal 2009 Financial Results
- Total Revenues Increase 16% -
- PGxHealth Test Revenues Continue to Exceed 100% Growth Year over Year -
NEWTON, Mass., February XX, 2009 – Clinical Data, Inc. (NASDAQ: CLDA) today announced results for its third fiscal quarter ended December 31, 2008. Total revenue for the third quarter rose 16% to $10.1 million, up from $8.7 million for the same period a year ago, when excluding the impact associated with certain Cogenics Icoria grant funded research projects of $1.8 million which concluded in December 2007. Revenue for the nine months ended December 31, 2008 increased $6.6 million, or 31%, to $28.2 million, when compared to the same period a year ago, excluding the impact associated with grant funded research projects of $4.7 million in this period.
Clinical Data’s PGxHealth genetic testing services continued to grow, with revenues increasing by 105%, to $2.6 million, and 117%, to $6.7 million, for the three and nine month periods ended December 31, 2008, respectively, when compared to the same periods a year ago. The increase in revenue for the three and nine month periods ended December 31, 2008 was driven primarily by sales of the Company’s FAMILION® tests for inherited cardiac syndromes.
Compared to the same periods in fiscal 2008, and excluding Cogenics Icoria grant revenues, the Company’s Cogenics genomic service business revenues grew by 1% and 16% for the three and nine month periods ended December 31, 2008, respectively.
Third Quarter Highlights
Vilazodone™: First-in-class drug candidate for the treatment of depression
•	Completed enrollment in the second Phase III registration trial, nearly two months ahead of schedule, with conclusion of the trial expected by March 31, 2009. Results of the study are anticipated in the first half of the year, followed by submission of a New Drug Application (NDA) by the end of calendar 2009, as projected.
•	Long-term safety study is progressing and expected to be completed by June 30, 2009, meeting the goal of at least 100 patients on vilazodone for 12 months, as required for an NDA filing.
Stedivaze™: Potential best-in-class cardiac stress agent
•	Prepared for an end of Phase II meeting with the FDA, which was held in early January 2009. Company reached consensus on overall trial design for the Phase III program including the use of a fixed dose regimen, as well as other program requirements for NDA submission.

•	Phase III clinical development program on track to begin in first half of calendar 2009.
Genetic and Pharmacogenetic Tests
•	Increased revenue from FAMILION genetic tests for inherited cardiac syndromes by 17% from the previous quarter, and by 105% for same period a year ago.

•	Launched a new genetic test for Arrhythmogenic Right Ventricular Cardiomyopathy (ARVC), an inherited and often fatal heart condition. This marked the third successful test launch in the past 12 months.

•	Obtained additional positive reimbursement decisions for FAMILION tests including a new, in-network contract with Aetna, for an aggregate total of approximately 189 million covered lives.
Strategic Acquisitions
•	Entered into a definitive merger agreement with Avalon Pharmaceuticals, Inc. that would broaden Clinical Data’s oncology business.
“The proposed acquisition of Avalon Pharmaceuticals this quarter, together with the acquisition of Adenosine Therapeutics last August, will significantly expand Clinical Data’s therapeutic pipeline, expertise and intellectual property estate, thus enhancing shareholder value,” said Randal J. Kirk, Chairman of Clinical Data. “These strategic transactions are accelerating

Clinical Data’s transformation into a leading biotechnology company with two late-stage drugs nearing key development milestones, and a deep pipeline of targeted therapeutic candidates. We remain confident in our prospects for delivering new and highly differentiated products to the market.”
Genomic Services
•	Established an exclusive global genotyping services agreement with Astellas.

•	Entered into a partnership with SinoGenoMax in January to provide high quality clinical genotyping services in China, the third largest market for conducting clinical trials.
“Calendar 2009 will be a year of milestone events for Clinical Data and, based on a track record of achieving our goals, we look forward to reporting successes again this year,” said Drew Fromkin, President and Chief Executive Officer of Clinical Data. “As we reach the final stages of our Phase III studies of vilazodone and prepare for the NDA filing later this year, we continue to closely manage our expenses. Simultaneously, we are pursuing opportunities to advance our pipeline of targeted therapeutics and diagnostics through strategic business development transactions and to secure additional, non-dilutive capital to meet our objectives.”
Three Months Ended December 31, 2008 Compared to the Three Months Ended December 31, 2007
Excluding the impact associated with certain Cogenics Icoria grant funded research projects completed in December 2007, total revenue for the three months ended December 31, 2008 was $10.1 million, increasing 16%, or $1.4 million, from $8.7 million for the same period a year ago, despite an unfavorable impact of $0.5 million due to fluctuations in foreign currency during the quarter. Including the negative impact of the grant revenue which totaled $1.8 million for the quarter, revenues decreased by $0.4 million, or 4%, when compared to the same period a year ago.
PGxHealth test revenue for the three months ended December 31, 2008 increased $1.3 million, or 105%, to $2.6 million from $1.3 million for the same period a year ago. Revenues continue to increase with additional positive coverage policies including a new in-network contract signed this quarter with Aetna for PGxHealth’s FAMILION tests. In addition, PGxHealth is an approved Medicare provider for its genetic testing services, and a Medicaid provider in 38 states and the District of Columbia, up from just seven states in January 2008. Currently, PGxHealth reports approximately 189 million covered lives. To accelerate revenue growth, the Company expanded its PGxHealth sales force and launched another genetic test this quarter for ARVC, which is the third new test introduced by PGxHealth in the past 12 months. Total PGxHealth revenue for the three months ended December 31, 2008 increased $1.4 million, or 95%, to $2.8 million from $1.4 million for the same period a year ago.
Excluding the impact associated with certain Cogenics Icoria grant funded research projects completed in December 2007, Cogenics revenue remained essentially flat at $7.3 million for the three months ended December 31, 2008 and for the same period in fiscal 2008. Including the Cogenics Icoria grant revenue of $1.8 million in fiscal year 2008, total Cogenics revenues decreased by $1.7 million, or 19%, to $7.3 million for the three months ended December 31, 2008, down from $9.1 million for the same period last year.
Gross profit margins increased to 31% for the three month period ended December 31, 2008, up from 30% for the same period a year ago, with 35% gross margins for the PGxHealth division. The slight increase in gross profit margins was driven by the increase in revenues during the period, offset by costs associated with increased headcount and infrastructure improvements required to manage the growing demand for FAMILION tests. The Company anticipates that its gross margins will continue to improve as PGxHealth test volumes increase and the Cogenics division employs more cost-effective strategies while growing revenues.
Research and development expenses increased $7.7 million, or 99%, to $15.5 million from $7.8 million for the three months ended December 31, 2007. The increase was attributable primarily to the ongoing long-term safety and Phase III registration trials for vilazodone that began in December 2007 and March 2008, respectively, and to a lesser extent, costs associated with advancing the Adenosine Therapeutics’ pipeline during the three months ended December 31, 2008.
Sales and marketing expenses increased $0.5 million to $3.4 million, or 17%, for the three months ended December 31, 2008, up from $2.9 million for the same period a year ago. The increase was due to the continued expansion of the sales and marketing function within PGxHealth, as compared to a year ago.
General and administrative expenses for the third quarter of fiscal 2009 were $6.6 million, a decrease of 6%, or $0.4 million, from $7.0 million for the three months ended December 31, 2007.
During the three months ended December 31, 2008, the Company also reported a non-cash charge for purchased in-process research and development (IPR&D) expense totaling $1.0 million related to the proposed acquisition of Avalon Pharmaceuticals.
Cash, cash equivalents and marketable securities were $28.4 million at December 31, 2008.
Nine Months Ended December 31, 2008 Compared to the Nine Months Ended December 31, 2007
Excluding the impact associated with the conclusion of Cogenics Icoria grant funded research projects of $4.7 million, revenue for the nine months ended December 31, 2008 increased $6.6 million, or 31%, from $21.5 million to $28.2 million compared to the same period a year ago.
PGxHealth test revenue for the nine months ended December 31, 2008 increased $3.6 million, or 117%, to $6.7 million from $3.1 million for the same period a year ago. This increase was primarily driven by the introduction of a new PGxHealth commercial sales and marketing team in September 2007 and increased coverage from third-party payers, such as Aetna, Medicare and Medicaid. PGxHealth revenue for the nine months ended December 31, 2008 increased $3.7 million, or 105%, to $7.2 million from $3.5 million for the same period a year ago.
Excluding the impact associated with Cogenics Icoria grants, Cogenics revenue increased $2.9 million, or 16%, to $20.9 million for the nine months ended December 31, 2008 compared to $18.0 million for the same period a year ago. The increase in revenue was due to the acquisition of Cogenics Germany with revenues of $3.8 million during the nine months of the fiscal year ended December 30, 2008, compared to $1.4 million for the same period a year ago. In addition, revenues from Cogenics’ core service lines increased $0.5 million, or 3%, from $16.7 million for the nine months ended December 30, 2007 to $17.2 million for the nine months ended December 31, 2008. Including the impact of Cogenics Icoria grants of $4.7 million, Cogenics revenue decreased $1.8 million, or 8%, to $20.9 million for the nine months ended December 31, 2008 from $22.7 million for the same period a year ago.
Gross profit margins increased from 24% for the nine months ended December 31, 2007 to 28% for this period. The increase was due to a combination of growing revenue and cost reduction activities within the Cogenics operations.
Research and development expenses increased $20.6 million, or 165%, from $12.5 million for the nine months ended December 31, 2007 to $33.1 million for this period. The increase was primarily related to the ongoing long-term safety and Phase III registration trials for vilazodone, which began in December 2007 and March 2008, respectively, and, to a lesser extent, costs associated with advancing the Adenosine Therapeutics’ pipeline since the acquisition.
Sales and marketing expenses increased $3.4 million, or 49%, from $7.0 million for the nine months ended December 31, 2007 to $10.4 million for this period. The increase was principally due to the new sales and marketing function within PGxHealth, including the hiring of a new sales force and senior-level sales and marketing management, and costs incurred by Cogenics Germany for the nine months ended December 31, 2008 versus only four months in fiscal 2008 because it was not acquired until August 23, 2007.
General and administrative expenses increased $0.5 million, or 3%, from $19.5 million for the nine months ended December 31, 2007 to $20.0 million for this period. The increase was due to the inclusion of Cogenics Germany for the months in fiscal 2009 as compared to the period from August 23, 2007 (date of acquisition) to December 31, 2007.
During the nine months ended December 31, 2008, the Company also reported a non-cash charge for IPR&D expense of $53.1 million, of which $1.0 million was related to the proposed acquisition of Avalon Pharmaceuticals and $52.1 million was related to the acquisition of Adenosine Therapeutics completed on August 4, 2008.
About Clinical Data, Inc.

Clinical Data is a global biotechnology company unlocking the potential of molecular discovery, From Targeted Science to Better Healthcare®. The Company’s PGxHealth® division is utilizing its proprietary portfolio of biomarkers to develop and commercialize a broad range of targeted therapeutics as well as pharmacogenetic tests that help predict drug safety and efficacy, thereby reducing health care costs. Its Cogenics® division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. To learn more, please visit the Company’s website at www.clda.com.
CONTACT INFORMATION:
Theresa McNeely
Vice President, Corporate Communications
Clinical Data, Inc.
(617) 527-9933 X3373
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, statements about forecasts of market growth, and future revenue; benefits of the proposed merger with Avalon Pharmaceuticals; Clinical Data’s ability to successfully integrate the operations, business, technology and intellectual property obtained in all of our acquisitions; Clinical Data’s ability to obtain regulatory approval for, and successfully introduce its products; Clinical Data’s ability to expand its long-term business opportunities; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: difficulties encountered in integrating merged businesses; whether or not the stockholders of Avalon will approve our proposed merger with that company; whether certain market segments grow as anticipated; whether any of our therapeutic products will advance further in the clinical trials process and whether and when, if at all, any of our therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether our therapeutic products will be successfully marketed if approved; the extent to which genetic markers are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; whether we will be able to develop or acquire additional products and attract new business and strategic partners; changes in government regulations, and changing relationships with customers, payers, suppliers and strategic partners; and those risks identified and discussed by

Clinical Data in their filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008, and Current Reports on Form 8-K filed from time to time by Clinical Data. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(UNAUDITED)
Revenues	$10,130	$10,509	$28,151	$26,207
Cost of revenues	6,942	7,313	20,178	19,925

Gross profit	3,188	3,196	7,973	6,282

Operating expenses:
Research and development	15,454	7,754	33,147	12,522
Sales and marketing	3,411	2,903	10,376	6,984
General and administrative	6,597	7,025	20,019	19,508
Purchased in-process research and development	1,000	—	53,100	—

Total operating expenses	26,462	17,682	116,642	39,014

Operating loss	(23,274)	(14,486)	(108,669)	(32,732)
All other (expense) income, net	(363)	484	(13)	1,399

Loss from continuing operations before taxes	(23,637)	(14,002)	(108,682)	(31,333)
Provision for income taxes	(41)	133	(158)	(54)

Loss from continuing operations	(23,678)	(13,869)	(108,840)	(31,387)
Income from discontinued operations	—	9,521	288	10,744

Net loss	$(23,678)	$(4,348)	$(108,552)	$(20,643)

(Loss) income per basic and diluted share:
Continuing operations	$(1.04)	$(0.66)	$(5.03)	$(1.70)
Discontinued operations	—	0.45	0.01	0.58

Net loss	$(1.04)	$(0.21)	$(5.02)	$(1.12)

Weighted average shares: basic and diluted	22,742	20,937	21,629	18,403

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
(In thousands)	2008	2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$25,723	$54,755
Accounts receivable, net	7,774	6,290
Prepaid expenses and other current assets	2,771	2,534

Total current assets	36,268	63,579

Marketable securities, at fair value	2,725	12,725
Property, plant and equipment, net	8,951	9,169
Goodwill & intangible assets, net	40,685	43,197
Other assets, net	4,924	778

TOTAL ASSETS	$93,553	$129,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$8,047	$2,562
Accounts payable, accrued expenses and other liabilities	18,460	15,689

Total current liabilities	26,507	18,251

Long-Term Liabilities	37,653	5,122

Stockholders’ Equity	29,393	106,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$93,553	$129,448